Exhibit 99.1

August 27, 2019 Dear Fellow Shareholder:

Thank you for your investment in CNL Healthcare Properties. I am writing to notify you that on Aug. 26, 2019, MacKenzie Realty Capital, Inc., (MacKenzie) launched an unsolicited mini-tender offer to purchase up to 1,000,000 shares of CNL Healthcare Properties common stock at a price of $5.25 per share. We are not affiliated with MacKenzie or its offer.

Following a careful evaluation of the offer, our board of directors unanimously recommends that shareholders reject MacKenzie’s offer. The board believes that the unsolicited tender offer represents an opportunistic attempt by MacKenzie to purchase shares at a deeply discounted price and make a profit and, as a result, deprive shareholders who tender their shares of the potential opportunity to realize the longer-term value of their investment in CNL Healthcare Properties.

You do not need to do anything to reject the offer.

Company News

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As part of the company’s strategic alternatives process to provide shareholders with liquidity, the company sold 59 of its healthcare assets in May 2019; paid a special distribution of $2.00 per share to shareholders; and thereafter adjusted the estimated net asset value per share to $7.99 as of Dec. 31, 2018.

•	The company continues to actively pursue additional strategic liquidity alternatives for its remaining assets comprising 72 seniors housing assets and 11 post-acute and acute care facilities.

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Our strategic options include, but are not limited to: listing on a national securities exchange; an orderly sale of the company’s assets and distribution of the net sales proceeds; and a business combination or any other transaction with a third-party/parties to provide cash and/or securities of a publicly traded company.

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The board of directors and its special committee believe that the steps the company is currently taking to explore strategic alternatives are part of a thoughtful and measured process to create a result that is in the best interest of all its shareholders. That being said, there is no assurance when the company will provide liquidity for shareholders.

Why Reject the MacKenzie Offer?

•	The MacKenzie mini-tender offer of $5.25 per share is 34 percent less than the current $7.99 estimated net asset value (NAV) per share, which we determined as of Dec. 31, 2018.

•	MacKenzie in its own words states that it is “making the offer for investment purposes and with the intention of making a profit” from the ownership of the shares.

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MacKenzie determined its offer price based on its own analysis and conceded that it did not obtain current independent valuations or appraisals for the company’s assets and did not retain an independent advisor to evaluate or render opinion as to the fairness of the $5.25 offer price.

•	None of the CNL Healthcare Properties’ directors, executive officers, affiliates or subsidiaries intend to sell their shares to MacKenzie.

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The MacKenzie offer specifies that any distributions made after Sept. 30, 2019, will be assigned to them. Our second quarter distribution was $0.0512 per share and was paid in June. The board of directors declared the third quarter distributions in the amount of $0.0512 and it is anticipated to be paid to shareholders in mid-September.

For these and other reasons stated in our Form 8-K filing with the Securities and Exchange Commission (SEC) found at sec.gov, our board of directors unanimously concluded that the MacKenzie offer is not in the best interest of shareholders. In addition to this letter, we encourage you to carefully read our Form 8-K, before making any decision to tender your shares.

We recognize that due to the suspension of the company’s stock redemption plan and the lack of a current trading market for our shares, shareholders may decide to accept the MacKenzie mini-tender offer based on, among other things, their individual liquidity needs and financial situation. Our board appreciates that shareholders must evaluate whether to tender their shares based on all the information available, including the factors considered by the board and described in our filing with the SEC.

In deciding, please keep in mind that the board of directors or company can provide no assurance with respect to future distributions or the value of our shares, which can change periodically, or forward-looking liquidity timing for shareholders.

As always, thank you for your investment, confidence in us and continued support. If you have questions regarding this mini-tender offer, I encourage you to contact your financial advisor.

Sincerely,

Stephen H. Mauldin

President & Chief Executive Officer

cc: Financial representative